http://www.gses.com

AT THE COMPANY
John V. Moran
Chief Executive Officer

FOR IMMEDIATE RELEASE

GSE Systems Announces Second Quarter 2009
Financial Results

Sykesville, Maryland, August 10, 2009--GSE Systems, Inc. (GSE) (NYSE Amex – GVP), a leading global provider of real-time simulation and training solutions to the power, process, manufacturing and Government sectors, reported that revenue for the three months ended June 30, 2009 was $10.6 million, a 62% increase from the revenue reported for the three months ended June 30, 2008 of $6.6 million.

GSE reported operating income of $658,000 for the second quarter of 2009 as compared to an operating loss of $148,000 in the second quarter of 2008.  Net income for the three months ended June 30, 2009 was $571,000 or $0.04 per common share on a basic basis and $0.03 per common share on a diluted basis as compared to a net loss of $270,000 or $0.02 per common share on both a basic and diluted basis for the second quarter of 2008.

The Company utilizes derivative instruments, specifically forward foreign exchange contracts, to manage market risks associated with the fluctuations in foreign currency exchange rates on foreign-denominated contract receivables. The Company is required to determine the fair value of its foreign currency contracts at the end of each quarter, and the change in the fair value is recorded in net income. The quarterly gains or losses incurred from the changes in fair value will net out to zero upon the foreign exchange contract expiration. The use of these derivative instruments is intended to protect the Company’s customer contract values and margins at the time the contracts are signed and are not designed to speculate on the direction of any currency, up or down. Simply put, the derivative instruments are protecting against currency fluctuations in a way that, regardless of which way a given currency moves, the ultimate payments from foreign customers will translate to the originally agreed to amounts.

For the three months ended June 30, 2009, the Company incurred a $194,000 pretax non-cash gain on the change in fair value of its derivative instruments and the related mark-to-market adjustment of the related contract receivables.

GSE’s backlog as of June 30, 2009 was approximately $62.3 million compared to $38.1 million at December 31, 2008. Backlog is defined as the remaining value of signed contracts and does not include any value for contracts being negotiated or for contracts that have been signed since June 30, 2009. Therefore, the backlog of $62.3 million does not include the expected total value of the full scope nuclear simulator currently being built for Westinghouse Electric Company’s Haiyang project in China nor any value for the contract announced recently to build an AP1000 simulator in the U.S.

“We stated in our year end 2008 conference call that based on our backlog, pipeline and current level of bid activity and our internal expectations of new business awards; we believed 2009 should generate markedly improved financial results versus 2008,” said John V. Moran, GSE’s Chief Executive Officer. “With our first half financial results announced today, I feel we are solidly on track to meet those expectations. Our previously stated expectations regarding gross margins and expense levels remain unchanged. In addition, we continue to remain largely immune to the conditions which are affecting much of the broader economy and have not experienced any meaningful project delays or cancellations thus far in 2009. We are continuing to recruit engineers at all of our global locations to meet our ever increasing project obligations.”

“Of special significance since our first quarter financial release, was our recent Westinghouse award to build a full scope power plant simulator for U.S. based AP 1000 nuclear plants. This award represents the first of a number of contracts for nuclear plant simulators in the U.S. that GSE expects to secure over the course of the next few years. This is the first such award in the U.S. in three decades and underscores the fact that the U.S. nuclear market is for real, and that GSE is well positioned to capitalize on the opportunity.”

“A second major achievement occurred in July when GSE initiated a training program, on schedule, for new candidate nuclear plant operators at the Augusta Technical College in Georgia. We announced last year that GSE had been awarded a nuclear power plant operator training program with one of the country’s largest nuclear utilities. A number of other nuclear utilities in the U.S. and from overseas have already visited Augusta – or are scheduled to visit - to view firsthand the first nuclear plant operator training academy built in the last thirty years.”

“In summary, I am very pleased with our overall progress and performance during the past six months. Our cost structure is sound, our balance sheet remains in excellent shape and we are debt free. We continue to maintain a record pipeline of both near and longer term opportunities. We therefore remain very optimistic about our growth prospects and positive trends going forward. Our relationships with many of the world’s largest and leading engineering and construction companies, integrated energy companies, nuclear contractors, utilities and state run enterprises position GSE for an exciting multi-year period of growth as our customers’ programs continue to gain momentum.”

GSE Systems, Inc. provides training simulators and educational solutions. The Company has over three decades of experience, over 349 installations, and 100 customers in more than 40 countries.  Our software, hardware and integrated training solutions leverage proven technologies to deliver real-world business advantages to the energy, process, manufacturing and government sectors worldwide. GSE Systems is headquartered in Sykesville, Maryland located in the western suburbs of Baltimore, Maryland. Our global locations include offices in St. Marys and Augusta, Georgia; Tarrytown, New York; Nyköping, Sweden and Beijing, China. Information about GSE Systems is available via the Internet at http://www.gses.com.

We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements reflect our current expectations concerning future events and results. We use words such as “expect,” “intend,” “believe,” “may,” “will,” “should,” “could,” “anticipates,” and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties, and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

AT THE COMPANY                                                                           INVESTOR RELATIONS CONTACT
John V. Moran                                                                                     Feagans Consulting Inc.
Chief Executive Officer                                                                       Neal Feagans
Phone: 410-970-7801                                                                           Phone: 303-449-1184

GSE SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008

Contract revenue	$10,650	$6,555	$18,778	$13,638
Cost of revenue	8,037	4,648	13,736	9,866

Gross profit	2,613	1,907	5,042	3,772

Operating expenses	1,955	2,055	3,853	4,094

Operating income (loss)	658	(148)	1,189	(322)

Interest income, net	22	40	34	34
Gain (loss) on derivative instruments	194	(5)	207	5
Other expense, net	(111)	(65)	(221)	(129)

Income (loss) before income taxes	763	(178)	1,209	(412)

Provision for income taxes	192	92	305	151

Net income (loss)	$571	$(270)	$904	$(563)

Basic income (loss) per common share	$0.04	$(0.02)	$0.06	$(0.04)
Diluted income (loss) per common share	$0.03	$(0.02)	$0.05	$(0.04)

Weighted average shares outstanding - Basic	16,004,731	15,667,145	15,991,108	15,593,279
Weighted average shares outstanding - Diluted	16,645,254	15,667,145	16,640,498	15,593,279

GSE SYSTEMS, INC. AND SUBSIDIARIES
Selected Balance Sheet Data
(in thousands)

	(unaudited)
	June 30, 2009	December 31, 2008

Cash and cash equivalents	$5,324	$8,274
Current assets	28,745	23,297
Total assets	35,473	31,015

Current liabilities	$12,380	$9,409
Long-term liabilities	798	906
Stockholders' equity	22,295	20,700